March 2008 Preliminary Terms No. 543 Registration Statement No. 333-131266 Dated February 26, 2008 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
RevConsSM
Two RevCons Each Based on the Shares of a Different ExchangeTraded Fund Due September 12, 2008
Reverse Convertible Securities

RevCons offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) in return for the risk that the RevCons will redeem for shares of the underlying fund at maturity if the closing price of the underlying shares declines to or below the trigger price on any trading day during the term of the RevCons and, on the determination date, is below the initial share price.  The value of these shares will be less than the value of the investor’s initial investment and may be zero, and the investor has no opportunity to participate in any upside.  Alternatively, if the closing price of the underlying shares never declines to or below the trigger price, the RevCons will return the stated principal amount at maturity.  The coupon is paid regardless of the performance of the underlying shares.  RevCons are not principal protected.

These preliminary terms offer two separate RevCons, one relating to the shares of an exchange-traded fund concentrated on the Chinese stocks included in the FTSE/Xinhua China 25 Index and one relating to the shares of an exchange-traded fund concentrated on stocks of gold mining companies.
SUMMARY TERMS FOR ALL REVCONS
Issuer:	Morgan Stanley
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons
Maturity date:	September 12, 2008
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has declined to or below the trigger price on any trading day up to and including the determination date, (x) a number of underlying shares equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Initial share price:	The initial share price for each RevCons will be the closing price of the underlying shares on the pricing date.
Determination date:	September 9, 2008 (three business days before the maturity date)
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Trigger price:	The trigger price specified for each RevCons is equal to the product of the trigger level times the initial share price.
Coupon:	Payable monthly at the specified interest rate beginning April 12, 2008.
Pricing date:	March 7, 2008
Original issue date:	March 12, 2008
Listing:	The RevCons will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
SPECIFIC TERMS FOR EACH REVCONS
Underlying shares:	Shares of the iShares FTSE/Xinhua China 25 Index Fund (“FXI”)	Shares of the Market Vectors—Gold Miners ETF (“GDX”)
Interest rate:	16% to 18% per annum	13% to 15% per annum
Trigger level:	75%	75%
CUSIP:	6174464A4	6174464B2
Initial share price:	$	$
Trigger price:	$	$
Exchange ratio:
Aggregate principal amount:	$	$
	Per FXI RevCons	Total	Per GDX RevCons	Total
Price to public	$1,000		$$1,000	$
Agent’s Commissions(1)	$	$	$	$
Proceeds to Company	$	$	$	$
(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for reverse convertible securities (“RevCons”).

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS,
EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Prospectus Supplement for RevCons dated March 2, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0307001

RevConsSM
Two RevCons Each Based on the Shares of a Different Exchange-Traded Fund Due September 12, 2008

Investment Overview
RevConsSM

Reverse Convertible Securities
RevCons pay a periodic, above-market, fixed rate coupon, on a per annum basis.  At maturity, the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has decreased to or below the trigger price on any day over the term of the RevCons, a number of shares of the underlying fund worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares.  RevCons are not principal protected and offer no potential for appreciation.  The value of any underlying shares delivered at maturity per RevCons, and accordingly its cash value, will be less than the stated principal amount of the RevCons, and may be zero.

Underlying Shares Overview

iShares® FTSE/Xinhua China 25 Index Fund
The FXI RevCons are linked to shares of the iShares® FTSE/Xinhua China 25 Index Fund, an exchange-traded fund managed by iShares®, Inc., a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the Hong Kong Stock Exchange.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® FTSE/Xinhua China 25 Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Shares—iShares FTSE/Xinhua China 25 Index Fund.” in these preliminary terms.Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® FTSE/Xinhua China 25 Index Fund is accurate or complete.

Information as of market close on February 25, 2008:

Bloomberg Ticker:	FXI	52 Week High (on 10/31/07):	$218.51
Current Share Price:	$148.09	52 Week Low (on 3/5/07):	$91.65
52 Weeks Ago:	$105.40

Market Vectors—Gold Miners ETF
The GDX RevCons are linked to shares of the Market Vectors—Gold Miners ETF, an exchange-traded fund managed by Van Eck Associates Corporation, a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Amex Gold Miners Index.  The Amex Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining for gold and silver.  The Gold Miners Index includes common stocks and American Depositary Receipts (“ADRs”) of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange (the “NYSE”), The American Stock Exchange (the “Amex”) or quoted on the NASDAQ Stock Exchange, LLC (the “NASDAQ”). Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the Gold Miners Index.  Information provided to or filed with the Commission by the Market Vectors—Gold Miners ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-123257 and 811-10325, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Shares—Market Vectors—Gold Miners ETF.” in these preliminary terms.Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Market Vectors—Gold Miners ETF is accurate or complete.

Information as of market close on February 25, 2008:

Bloomberg Ticker:	GDX	52 Week High (on 1/14/08):	$53.32
Current Share Price:	$50.94	52 Week Low (on 8/16/07):	$34.49
52 Weeks Ago:	$41.83

March 2008	Page 2

RevConsSM
Two RevCons Each Based on the Shares of a Different Exchange-Traded Fund Due September 12, 2008

Key Investment Rationale

The RevCons offer a short term income oriented strategy linked to the relevant underlying shares.

▪	A coupon per annum which is higher than the current dividend yield on the underlying shares.
▪	No potential to participate in any appreciation in the underlying shares.
▪	RevCons are not principal protected.

Key Benefits

The RevCons pay an above market coupon in exchange for downside exposure to the underlying shares, with only contingent protection against declines in the underlying shares.  If the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has declined to, or below, the trigger price on any trading day from, and including, the pricing date to, and including, the determination date, you will then be subject to full downside exposure to the underlying shares.

Enhanced Yield	▪ A monthly coupon, the rate per annum of which is higher than the current dividend yield on the underlying shares. ▪ The coupon will be paid regardless of the performance of the underlying shares.
Best Case Scenario
▪ If the closing price of the underlying shares never declines to or below the trigger price, the RevCons will redeem, at maturity, for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon.  You will not participate in any appreciation in the underlying shares, even if the closing price of the underlying shares is above the initial share price on the determination date.

Worst Case Scenario
▪ If the closing price of the underlying shares declines to or below the trigger price on any day during the term of the RevCons and, on the determination date, is at a level below the initial share price, the RevCons will redeem for an amount of underlying shares worth substantially less than the stated principal amount and which may be zero.  In this worst case scenario, the RevCons will have outperformed the underlying shares on a per annum basis by the coupon.

Summary of Selected Key Risks (see page 10)

▪	No guaranteed return of principal.
▪	The RevCons will not provide investors with any appreciation in the underlying shares.
▪	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.
▪	If the RevCons are accelerated, you may receive an amount worth substantially less than the stated principal amount of the RevCons.
▪	There are risks associated with investments in securities with concentration in a single industry or foreign emerging markets economy.
▪	Investing in the RevCons is not equivalent to investing in the underlying shares or the stocks composing the FTSE/Xinhua China 25 Index or the Amex Gold Miners Index, as applicable.
▪	The underlying shares may not exactly track the FTSE/Xinhua China 25 Index or the Amex Gold Miners Index, as applicable.
▪	Adjustments to the underlying shares or the FTSE/Xinhua China 25 Index or the Amex Gold Miners Index could adversely affect the value of the respective RevCons.
▪
Neither the iShares FTSE/Xinhua China 25 Index Fund nor the Market Vectors—Gold Miners ETF is involved in the offering for the RevCons in anyway.  Neither the issuer nor the underwriter has made any due diligence inquiry in connection with the offering.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.
▪	Credit risk to Morgan Stanley.
▪	The U.S. federal income tax consequences of an investment in the RevCons are uncertain.

March 2008	Page 3

RevConsSM
Two RevCons Each Based on the Shares of a Different Exchange-Traded Fund Due September 12, 2008

Fact Sheet
These preliminary terms offer two separate RevCons, each relating to the shares of a different exchange-traded fund (each separately the “underlying shares”).  Each RevCons provides exposure to a single underlying shares.  You may choose to invest in only one of the RevCons described below or in more than one.  The RevCons offered are senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by these preliminary terms.  At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has decreased to or below the trigger price on any day over the term of the RevCons, a number of the underlying shares worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. TheRevCons do not guarantee any return of principal at maturity. The RevCons are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

“RevCons” is a service mark of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March 7, 2008	March 12, 2008 (three business days after the pricing date)	September 12, 2008
Key Terms Applicable to All RevCons
Issuer:	Morgan Stanley
Issue price:	$1,000 per RevCons
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof.
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has declined to or below the trigger price on any trading day up to, and including, the determination date, (x) a number of the underlying shares equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Initial share price:	The initial share price for each RevCons will be the closing price of the underlying shares on the pricing date.
Determination date:	The determination date for each RevCons is three business days before the maturity date of that RevCons.
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Exchange factor:
Initially equal to 1.0, but will be adjusted to reflect certain events affecting the underlying shares.  The closing price of the underlying shares and the exchange ratio will be adjusted by the exchange factor.

Coupon:	Payable monthly at the specified interest rate beginning April 12, 2008
Trigger price:	The trigger price for each RevCons is equal to the product of the trigger level times the initial share price.
Trigger event:	Closing price trigger event
Postponement of maturity date:
If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date.

Market disruption event:
The following provision replaces “Market Disruption Event” in the prospectus supplement for RevCons in its entirety.

“market disruption event” means, with respect to the underlying shares, the occurrence or existence of any of the following events, as determined by the calculation agent in its sole discretion:

	(i)	the occurrence or existence of a suspension, absence or material limitation of trading of the underlying shares on the primary market for the underlying shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the underlying shares as a result of which the reported trading prices for the underlying shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the underlying shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market;

	(ii)	the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the underlying index on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant

March 2008	Page 4

RevConsSM
Two RevCons Each Based on the Shares of a Different Exchange-Traded Fund Due September 12, 2008

exchanges; or

(iii)	the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the underlying index or the underlying shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(iv)	a determination by the calculation agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the RevCons.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the underlying index shall be based on a comparison of (x) the portion of the level of the underlying index attributable to that security relative to (y) the overall level of the underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the underlying shares, will not constitute a market disruption event, (3) limitations pursuant to the rules of any relevant exchange or market similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the underlying index or the underlying shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the underlying index or the underlying shares and (5) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the underlying index or the underlying shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the underlying shares and/or the FTSE/Xinhua China 25 Index or the Amex Gold Miners Index; alteration of method of calculation:
If the fund issuing the underlying shares is liquidated or otherwise terminated (a “liquidation event”), the closing price of the underlying shares on any trading day following the liquidation event will be determined by the calculation agent and will be deemed to equal the product of (i) the closing value of the FTSE/Xinhua China 25 Index or the Amex Gold Miners Index (or any successor index, as described below), as applicable (each the “underlying index” with respect to the FXI RevCons and the GDX RevCons respectively) on such trading day (taking into account any material changes in the method of calculating the underlying index following such liquidation event) times (ii) a fraction, the numerator of which is the closing price of the underlying shares and the denominator of which is the closing value of the underlying index (or any successor index, as described below), each determined as of the last day prior to the occurrence of the liquidation event on which a closing price of the underlying shares was available.

If the index publisher of the underlying index discontinues publication of the underlying index and the index publisher of the underlying index or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to herein as a “successor index”), then any subsequent closing price on any trading day, following a liquidation event will be determined by reference to the published value of such successor index at the regular weekday close of trading on such trading day.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the Depository Trust Company (“DTC”), as holder of the RevCons, within three trading days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the RevCons, in accordance with the standard rules and procedures of the DTC and its direct and indirect participants.

If the index publisher of the underlying index discontinues publication of the underlying index prior to, and such discontinuance is continuing on, any trading day, the determination date or on the date of acceleration following a liquidation event and MS & Co., as the calculation agent, determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the closing price of the underlying shares for such date.  The closing price will be computed by the calculation agent in accordance with the formula for calculating the underlying index

March 2008	Page 5

RevConsSM
Two RevCons Each Based on the Shares of a Different Exchange-Traded Fund Due September 12, 2008

last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently composing the underlying index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the underlying index may adversely affect the value of the RevCons.
Relevant exchange:	The primary exchange or market of trading for any security (or any combination thereof) then included in the underlying index or any successor index
Antidilution adjustments:
The following provision replaces “Antidilution Adjustments” in the prospectus supplement for RevCons in its entirety.

If the underlying shares are subject to a stock split or reverse stock split, then once such split has become effective, the exchange factor will be adjusted to equal the product of the prior exchange factor and the number of shares issued in such stock split or reverse stock split with respect to one underlying share.

No adjustment to the exchange factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the exchange factor then in effect.  The exchange factor so adjusted will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.

Risk factors:	Please see “Risk Factors” on page 10.

SPECIFIC TERMS FOR EACH REVCONS
Underlying shares:	Shares of the iShares FTSE/Xinhua China 25 Index Fund (“FXI”)	Shares of the Market Vectors—Gold Miners ETF (“GDX”)
Underlying index:	FTSE/Xinhua China 25 Index	Amex Gold Miners Index
Underlying index publisher:	FTSE Xinhua Index Limited	The American Stock Exchange LLC
Interest rate:	16% to 18% per annum	13% to 15% per annum
Trigger level:	75%	75%
CUSIP:	6174464A4	6174464B2
Initial share price:	$	$
Trigger price:	$	$
Exchange ratio:
Aggregate principal amount:	$	$

General Information
Listing:	The RevCons will not be listed on any securities exchange.
Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with the issuer to treat a RevCons as a unit consisting of (i) a put right written by you to the issuer, that if exercised, requires you to pay the issuer an amount equal to the deposit (as described below) in exchange for underlying shares (and cash in lieu of fractional shares), or at the issuer’s option, the cash value of such underlying shares and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the put right.  Assuming the characterization of the RevCons as set forth above is respected, a portion of the coupon on the RevCons will be treated as the yield on the deposit, and the remainder will be attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the RevCons — RevCons with a Term of More Than One Year.”  The yield on the deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for RevCons.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of investing in the RevCons.

            On December 7, 2007, Treasury and the Internal Revenue Service (the “IRS”) released a

March 2008	Page 6

RevConsSM
Two RevCons Each Based on the Shares of a Different Exchange-Traded Fund Due September 12, 2008

notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character of income or loss (including whether the put premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the RevCons. However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury, or Congress, we may decide to withhold on payments made with respect to the RevCons and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons and consult their tax advisers regarding the U.S. federal income tax consequences of investing in the RevCons as well as the notice described above and its potential implications for an investment in the RevCons.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the RevCons  by taking positions in the underlying shares, in options contracts on the underlying shares listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the price of the underlying shares, and, accordingly, potentially increase the initial share price and the trigger price of the RevCons, and, therefore, the price at which the underlying shares must close over the term of the RevCons, and on the determination date, before you would receive for each RevCons at maturity an amount of cash or underlying shares worth as much as the stated principal amount of the RevCons.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons.

ERISA:	See “ERISA” in the prospectus supplement for RevCons.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the RevCons.  We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2008	Page 7

RevConsSM
Two RevCons Each Based on the Shares of a Different Exchange-Traded Fund Due September 12, 2008

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1
The closing price of the underlying shares never falls to or below the trigger price during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying shares, even if the closing price of the underlying shares is above the initial share price on the determination date.

Payment Scenario 2
The closing price of the underlying shares falls to or below the trigger price during the term of the RevCons and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, RevCons redeem for underlying shares (or, at our option, the cash value of the underlying shares) worth substantially less than the stated principal amount of the RevCons based on the closing price of the underlying shares on the determination date.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming a six month term) for a range of hypothetical closing prices for hypothetical underlying shares on a hypothetical determination date, depending on whether the closing price of the underlying shares on the determination date is less than the initial share price and whether, during the term of the RevCons, the closing price of the underlying shares has or has not decreased to or below the hypothetical trigger price.

The hypothetical examples are based on the following hypothetical values:
▪ Stated principal amount (per RevCons):	$1,000
▪ Initial share price:	$100 (the closing price of one share of the hypothetical underlying shares on the pricing date)
▪ Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the initial share price)
▪ Trigger price:	$75 (75% of the initial share price)
▪ Coupon per annum:	9%

TABLE 1: At maturity, unless the closing price of the hypothetical underlying shares on the determination date is less than the initial share price and the closing price of the hypothetical underlying shares has decreased to or below the trigger price on any trading day from and including the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash.  This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six month term) on a $1,000 investment in the RevCons on the basis that the closing price of the hypothetical underlying shares has not decreased to or below the hypothetical trigger price of $75.

Hypothetical underlying shares closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$76.00	$1,000	$45	$1,045
$90.00	$1,000	$45	$1,045
$100.00	$1,000	$45	$1,045
$120.00	$1,000	$45	$1,045
$140.00	$1,000	$45	$1,045
$160.00	$1,000	$45	$1,045

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Two RevCons Each Based on the Shares of a Different Exchange-Traded Fund Due September 12, 2008

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six month term) on a $1,000 investment in the RevCons if the closing price of the hypothetical underlying shares has decreased to or below the hypothetical trigger price of $75 on any trading day from and including the pricing date to and including the determination date.   In each of these examples, where the closing price of the hypothetical underlying shares on the determination date is less than the initial share price, the payment at maturity would be made by delivery of the hypothetical underlying shares, or at our option, the cash value of the hypothetical underlying shares as of the determination date.  In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical underlying shares closing price on determination date	Value of hypothetical underlying shares or cash delivered at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$0.00	$0	$45	$45
$25.00	$250	$45	$295
$50.00	$500	$45	$545
$80.00	$800	$45	$845
$91.00	$910	$45	$955
$100.00	$1,000	$45	$1,045
$125.00	$1,000	$45	$1,045
$150.00	$1,000	$45	$1,045

Because the closing price of the underlying shares may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying shares falls to or below the trigger price from and including the pricing date to and including the determination date and (b) the closing price of the underlying shares on the determination date.

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Risk Factors

The RevCons offered by these preliminary terms are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the RevCons.  Accordingly, investors should consult with their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of the RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

Structure Specific Risk Factors

▪
No guaranteed return of principal.  The payment to investors at maturity will either be (i) cash equal to the stated principal amount of each RevCons or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has decreased to or below the trigger price over the term of the RevCons, a number of underlying shares, or, at our option, the cash value of the shares as of the determination date.  If investors receive the underlying shares at maturity in exchange for each RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of each RevCons and could be zero.

▪
Investors will not participate in any appreciation in the price of the underlying shares.  Investors will not participate in any appreciation in the price of the underlying shares, and the return on the RevCons will be limited to the interest payable on the RevCons.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market.  Although the issuer expects that generally the closing price of the underlying shares on any day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the underlying shares has decreased to or below the trigger price on any trading day, the volatility of the underlying shares, the dividend rate on the stocks composing the underlying index, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, the issuer’s creditworthiness and the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the exchange ratio.

▪
Market price influenced by inclusion of commissions and projected profit from hedging activities.  The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the projected profit included in the cost of hedging the issuer’s obligations under the RevCons.

▪
Maturity date of the RevCons may be accelerated. The maturity of the RevCons will be accelerated if (i) the closing price of the underlying shares (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00 or (ii) there is an event of default with respect to the RevCons.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

▪
Not equivalent to investing in the underlying shares.  Investing in the RevCons is not equivalent to investing in the underlying shares or the stocks composing the underlying index.  Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the iShares FTSE/Xinhua China 25 Index Fund or the Market Vectors—Gold Miners ETF, as applicable, or the stocks composing the underlying index.

▪
The underlyingshares and the underlying index are different.  The performance of the underlying shares may not exactly replicate the performance of the underlying index because underlying shares will reflect transaction costs and fees that are not included in the calculation of the underlying index.  It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the

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▪
performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain events affecting the underlying shares, there may be other events for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of the underlying shares payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪
Adjustments to the underlyingshares or to the underlying index could adversely affect the value of the RevCons.  Barclays Global Fund Advisors is the investment advisor to the iShares FTSE/Xinhua China 25 Index Fund which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index, and Van Eck Associates Corporation is the investment advisor to the Market Vectors—Gold Miners ETF, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Amex Gold Miners Index (Barclays Global Fund Advisors and Van Eck Associates Corporation, each an “investment advisor”).  The FTSE/Xinhua China 25 Index and the Amex Gold Miners Index are calculated and disseminated by the FTSE Xinhua Index Limited and the Amex, respectively (the FTSE Xinhua Index Limited and the Amex, each an “index publisher”).  Each index publisher can add, delete or substitute the stocks underlying the respective underlying index that could change the value of that underlying index.  Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks composing the iShares FTSE/Xinhua China 25 Index Fund or the Market Vectors—Gold Miners ETF, as applicable.  Any of these actions could adversely affect the price of the respective underlying shares and, consequently, the value of the RevCons.

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the RevCons.  If the IRS were successful in asserting an alternative characterization or treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the accompanying prospectus supplement for RevCons.  On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character of income or loss (including whether the put premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the RevCons.  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury, or Congress, we may decide to withhold on payments made with respect to the RevCons and we will not be required to pay any additional amounts with respect to amounts withheld.

GDX-Specific Risk Factors

▪
Risks associated with investments in securities with concentration in a single industry.  The stocks included in the Amex Gold Miners Index and that are generally tracked by the Market Vector—Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver.  The underlying shares may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more

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susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

Because the Market Vectors—Gold Miners ETF primarily invests in stocks and ADRs of companies that are involved in the gold and silver mining industry, the underlying shares are subject to certain risks associated with such companies. Competitive pressures may have a significant effect on the financial condition of such companies in the gold mining industry. Also, gold mining companies are highly dependent on the price of gold.  Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors.  These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

The Market Vectors—Gold Miners ETF invests to a lesser extent in stocks and ADRs of companies involved in the silver mining industry.  Silver mining companies are highly dependant on the price of silver.  Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time-to-time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, photography, jewelry and silverware.

FXI-Specific Risk Factors

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The stocks included in the FTSE/Xinhua China 25 Index and that are generally tracked by the iShares FTSE/Xinhua China 25 Index Fund have been issued by companies in incorporated or principally operating in China.  Investments in securities linked to the value of equity securities in emerging markets such as China involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about Chinese companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and Chinese companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets such as China may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets such as China may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets such as China may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in countries such as China may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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▪
The price of the shares of the iShares FTSE/Xinhua China 25 Index Fund are subject to currency exchange risk.  Because the price of shares of the iShares FTSE/Xinhua China 25 Index Fund is related to the U.S. dollar value of stocks underlying the FTSE/Xinhua China 25 Index, holders of the RevCons will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  The exchange rate between the Chinese Renminbi  (“RMB”)and the U.S. dollar (“USD”) is managed by the Chinese government with reference to a basket of currencies and is based on a daily poll of onshore market dealers and other undisclosed factors.  The People’s Bank of China, the monetary authority in China, sets the spot rate of the Chinese RMB, and may also use a variety of techniques, such as intervention by its central bank or imposition of regulatory controls or taxes, to affect the Chinese RMB/U.S. dollar exchange rate.  In the future, the Chinese government may also issue a new currency to replace its existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of the Chinese Renminbi in ways that may be adverse to you.  The exchange rate is also influenced by political or economic developments in China, the United States or elsewhere and by macroeconomic factors and speculative actions.  To the extent that management of the Chinese RMB by the People’s Bank of China has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the Chinese RMB could result in significant movement in the value of the Chinese RMB.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in China and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

•      existing and expected rates of inflation;
•      existing and expected interest rate levels;
•      the balance of payments; and
•      the extent of governmental surpluses or deficits in China and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by China and the United States and other countries important to international trade and finance.

Other Risk Factors

▪
Secondary trading may be limited.  The RevCons will not be listed on any securities exchange and there may be little or no secondary market for the RevCons.  You should be willing to hold your RevCons to maturity.

▪
No affiliation with the iShares FTSE/Xinhua China 25 Index Fund or the Market Vectors—Gold Miners ETF. Neither the iShares FTSE/Xinhua China 25 Index Fund nor the Market Vectors—Gold Miners ETF is an affiliate of the issuer, and neither is involved with this offering in any way, nor has any obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons.  The issuer has not made any due diligence inquiry with respect to either the iShares FTSE/Xinhua China 25 Index Fund or the Market Vectors—Gold Miners ETF in connection with this offering.

▪
Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons. The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of the issuer that will carry out hedging activities related to the RevCons or that trade the underlying shares on a regular basis are potentially adverse to your interests as an investor in the RevCons.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the RevCons could adversely affect the price of the underlying shares on the pricing date and at maturity and, as a result, could decrease the amount you may receive on the RevCons at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the underlying shares and, accordingly, potentially increase the initial share price used to calculate the trigger price and, therefore, potentially raise the trigger price relative to the price of the underlying shares absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying shares decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or underlying shares (or the cash value thereof) at maturity.  Furthermore, if the closing price of the underlying shares has decreased to or

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below the trigger price such that you will receive underlying shares at maturity, or at our option, the cash value of those shares, the issuer’s trading activities prior to or at maturity could adversely affect the value of those underlying shares.

▪
Morgan Stanley may engage in business with or involving the iShares FTSE/Xinhua China 25 Index Fund and/or the Market Vectors—Gold Miners ETF without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with the iShares FTSE/Xinhua China 25 Index Fund and/or the Market Vectors—Gold Miners ETF without regard to your interests, and thus may acquire non-public information about the iShares FTSE/Xinhua China 25 Index Fund and/or the Market Vectors—Gold Miners ETF.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to the iShares FTSE/Xinhua China 25 Index Fund or the Market Vectors—Gold Miners ETF, which may or may not recommend that investors buy or hold the respective underlying shares.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-8 of the prospectus supplement for RevCons.  The issuer also urges you to consult with your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

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Information about the Underlying Shares

The iShares® FTSE/Xinhua China 25 Index Fund. The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the Hong Kong Stock Exchange.  It is possible that this fund may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® FTSE/Xinhua China 25 Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The notes are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the notes.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The Market Vectors—Gold Miners ETF.  The Market Vectors—Gold Miners ETF is an exchange-traded fund managed by Van Eck Associates Corporation, a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Amex Gold Miners Index.  The Amex Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining for gold. The Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the NYSE, the Amex or quoted on the NASDAQ. Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the Gold Miners Index.  It is possible that this fund may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.  Information provided to or filed with the Commission by the Market Vectors—Gold Miners ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-123257 and 811-10325, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

Market Vectors is a service mark of Van Eck Associates Corporation (“Van Eck”).  The notes are not sponsored, endorsed, sold, or promoted by Van Eck.  Van Eck makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the notes.  Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

These preliminary terms relate only to the RevCons offered hereby and do not relate to the either of the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding the underlying shares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the RevCons, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to either the the iShares® FTSE/Xinhua China 25 Index Fund or the Market Vectors—Gold Miners ETF.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying shares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying shares could affect the value received at maturity with respect to the RevCons and therefore the trading prices of the RevCons.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

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We and/or our affiliates may presently or from time to time engage in business with the the iShares® FTSE/Xinhua China 25 Index Fund and/or the Market Vectors—Gold Miners ETF.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the the iShares® FTSE/Xinhua China 25 Index Fund and/or the Market Vectors—Gold Miners ETF and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the RevCons under the securities laws.  As a prospective purchaser of the RevCons, you should undertake an independent investigation of the underlying shares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

The FTSE/Xinhua China 25 Index. The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the Hong Kong Stock Exchange.  The underlying index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance and real estate.  For more information about the FTSE/Xinhua China 25 Index see “Annex A—The FTSE/Xinhua China 25 Index” in these preliminary terms.

The Amex Gold Miners Index.  The Amex Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining for gold. The Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining for gold and silver and that are listed for trading on the NYSE, Amex or quoted on the NASDAQ.  For more information about the Amex Gold Miners Index see “Annex A—The Amex Gold Miners Index” in these preliminary terms.

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Historical Information

Historical Information.  The following tables set forth the published high and low closing prices for each of the underlying shares for the period, in the case of FXI, October 8, 2004 (the inception date of the iShares FTSE/Xinhua Chian 25 Index Fund) through February 25, 2008 and, in the case of GDX, May 22, 2006 (the inception date of the Market Vectors—Gold Miners ETF) through February 25, 2008.  The associated graphs show the daily closing prices for each of the underlying shares for the same respective periods.  The issuer obtained the prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

iShares FTSE/Xinhua China 25 Index Fund (CUSIP 464287184)	High	Low	Period End
2004
Fourth Quarter (beginning October 8, 2004	56.50	50.60	55.47
2005
First Quarter	57.80	52.00	54.60
Second Quarter	57.51	52.74	57.11
Third Quarter	65.80	56.82	64.24
Fourth Quarter	64.60	56.65	61.62
2006
First Quarter	74.55	62.99	74.28
Second Quarter	83.73	66.00	76.80
Third Quarter	82.05	73.44	81.35
Fourth Quarter	112.40	81.39	111.45
2007
First Quarter	116.40	91.65	102.43
Second Quarter	129.94	104.48	128.85
Third Quarter	182.09	119.74	180.00
Fourth Quarter	218.51	161.25	170.45
2008
First Quarter (through February 25, 2008)	177.75	138.65	148.09

Shares of the iShares FTSE/Xinhua China 25 Index Fund Daily Closing Prices October 8, 2004 to February 25, 2008

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Market Vectors—Gold Miners ETF (CUSIP 57060U100)	High	Low	Period End
2006
Second Quarter(beginning May 22, 2006)	39.13	32.20	38.70
Third Quarter	42.10	34.36	35.65
Fourth Quarter	42.09	33.46	39.91
2007
First Quarter	42.35	36.61	39.57
Second Quarter	42.88	37.10	37.89
Third Quarter	45.82	34.49	45.35
Fourth Quarter	52.25	42.55	45.83
2008
First Quarter (through February 25, 2008)	53.32	46.75	50.94

Shares of the Market Vectors—Gold Miners ETF Daily Closing Prices May 22, 2006 to February 25, 2008

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Annex A

The FTSE/Xinhua China 25 Index

The FTSE/Xinhua China 25 Index is a stock index calculated, published and disseminated by FTSE Xinhua Index Limited (“FXI”), a joint venture of FTSE International Limited and Xinhua Financial Network Limited, and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Hong Kong Stock Exchange (the “HKSE”).

General.  The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the HKSE.  “H-shares” are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the HKSE.  H-shares are quoted and traded in HKD and U.S. dollars. “Red Chip” shares are securities of Hong Kong-incorporated companies listed and traded on the HKSE, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “Red Chip” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China.

Eligible Securities.  Currently, only H-shares and Red Chip shares are eligible for inclusion in the FTSE/Xinhua China 25 Index.  All classes of equity in issue are eligible for inclusion in the FTSE/Xinhua China 25 Index, subject to certain restrictions, however, each constituent must also be a constituent of the FTSE All-World Index.  Companies whose business is that of holding equity and other investments, exchange traded funds, and funds whose prices are a direct derivation of underlying holdings (e.g. mutual funds) are not eligible for inclusion.  Securities must be sufficiently liquid to be traded, therefore the following criteria, among others, are used to ensure that illiquid securities are excluded:

1.
Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the FTSE/Xinhua China 25 Index if it considers that an “accurate and reliable” price is not available. The FTSE/Xinhua China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

2.
Liquidity. Securities in the FTSE/Xinhua China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FXI will not be eligible for inclusion in the FTSE/Xinhua China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

3.
New Issues. New issues become eligible for inclusion in the FTSE/Xinhua China 25 Index at the next quarterly review of constituents, provided they have a minimum trading record of at least 20 trading days prior to the date of such review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE/Xinhua China 25 Index, like other indices of FXI, is governed by an independent advisory committee, the FTSE Xinhua Index Committee, that ensures that the FTSE/Xinhua China 25 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE/Xinhua China 25 Index.  The FTSE Xinhua Index Committee is responsible for undertaking the review of the FTSE/Xinhua China 25 Index and for approving changes of constituents.

March 2008	Page 19

RevConsSM
Two RevCons Each Based on the Shares of a Different Exchange-Traded Fund Due September 12, 2008

Computation of the FTSE/Xinhua China 25 Index.  The FTSE/Xinhua China 25 Index is calculated using the free float index calculation methodology of the FTSE Group.  The FTSE/Xinhua China 25 Index is calculated using the following algorithm:

 (pn1 x en1 x sn1 x fn1 x cn1)
d

n = 1,2,3…….,n

where “p” is the latest trade price of the component security “n”, “e” is the exchange rate required to convert the security’s home currency into the FTSE/Xinhua China 25 Index’s base currency, “s” is the number of shares of the security in issue, “f” is the free float factor published by FXI, applicable to such security, to be applied to the security to allow amendments to its weighting, “c” is the capping factor published by FXI at the most recent quarterly review of the FTSE/Xinhua China 25 Index, and “d” is the divisor, a figure that represents the total issued share capital of the FTSE/Xinhua China 25 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the FTSE/Xinhua China 25 Index.

The FTSE/Xinhua China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations.  Under this methodology, FXI excludes from free floating shares: (i) trade investments in a FTSE/Xinhua China 25 Index constituent company by either another FTSE/Xinhua China 25 Index constituent company or a non-constituent company or entity; (ii) significant long-term holdings by founders, directors and/or their families; (iii) employee share schemes (if restricted); (iv) government holdings; (v) foreign ownership limits; and (vi) portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE/Xinhua China 25 Index constituent stock is applied in bands, as follows:

Free float less than or equal to 15%
Ineligible for inclusion in the FTSE/Xinhua China 25 Index, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.

Free float greater than 15% but less than or equal to 20%	20%

Free float greater than 20% but less than or equal to 30%	30%

Free float greater than 30% but less than or equal to 40%	40%

Free float greater than 40% but less than or equal to 50%	50%

Free float greater than 50% but less than or equal to 75%	75%

Free float greater than 75%	100%

March 2008	Page 20

RevConsSM
Two RevCons Each Based on the Shares of a Different Exchange-Traded Fund Due September 12, 2008

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event.

Following the application of an initial free float restriction, a FTSE/Xinhua China 25 Index constituent stock’s free float will only be changed if its actual free float is more than five percentage points above the minimum or five percentage points below the maximum of an adjacent band.  This five percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above.  If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied.  If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The FTSE/Xinhua China 25 Index is periodically reviewed for changes in free float.  These reviews coincide with the quarterly reviews undertaken of the FTSE/Xinhua China 25 Index.  Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October.  A stock’s free float is also reviewed and adjusted if necessary following certain corporate events.  If the corporate event includes a corporate action which affects the FTSE/Xinhua China 25 Index, any change in free float is implemented at the same time as the corporate action.  If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

“FTSETM” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.

The Amex Gold Miners Index

The Amex Gold Miners Index is a modified market capitalization weighted index comprised of publicly traded companies involved primarily in the mining of gold or silver. The Gold Miners Index includes common stocks and American Depositary Receipts of selected companies that are involved in mining for gold and silver and that are listed for trading on the New York Stock Exchange, The American Stock Exchange (the “Amex”) or quoted on the NASDAQ Stock Exchange LLC. Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the Gold Miners Index.

The Gold Miners Index is calculated using a modified market capitalization weighting methodology. The Gold Miners Index is weighted based on the market capitalization of each of the component securities, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the Gold Miners Index:

(1) the weight of any single component security may not account for more than 20% of the total value of the Gold Miners Index;

(2) the component securities are split into two subgroups–large and small, which are ranked by market capitalization weight in the Gold Miners Index. Large stocks are defined as having a Gold Miners Index weight greater than or equal to 5%. Small securities are defined as having an index weight below 5%; and

(3) the aggregate weight of those component securities which individually represent more than 4.5% of the total value of the Gold Miners Index may not account for more than 50% of the total Gold Miners Index value.

The Gold Miners Index is reviewed quarterly so that the Gold Miners Index components continue to represent the universe of companies involved in the gold mining industry. The Amex may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in the Amex’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Gold Miners Index. Changes to the Gold Miners Index compositions and/or the component share weights in the Gold Miners Index typically take effect after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance.

March 2008	Page 21